UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 18, 2008

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GelTech Solutions, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	00-52993	56-2600575
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1460 Park Lane South, Suite 1

Jupiter, Florida 33458

(Address of Principal Executive Office) (Zip Code)

(561) 427-6144

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On December 19, 2008, the Compensation Committee of GelTech Solutions, Inc. (the “Company”) approved new compensation arrangements for Michael Cordani, our Chief Executive Officer, Joe Ingarra, our President, and Peter Cordani, our Chief Technology Officer (collectively, the “Executives”) effective January 1, 2009, except as provided below.  The Executives will each receive an initial base salary of $125,000 for calendar 2009, which is the same under their current Employment Agreements. Subject to the approval of the Compensation Committee, the Executives will each receive an increase in their base salary for 2010 and 2011.  The increases in base salary will be based upon profitability, positive cash flow and such other factors as the Compensation Committee deems important with target salaries of $150,000 and $175,000, for calendar 2010 and 2011, respectively.  They will each be entitled to annual bonuses set by the Compensation Committee based upon job performance, revenue growth, positive cash flow and net income before taxes.

In connection with compensation arrangements, the Executives were each granted 500,000 10-year stock options exercisable at $1.00 per share, vesting annually in three equal increments subject to meeting certain budgeted revenue targets and further subject to continued employment on each applicable vesting date.  Any stock options that do not vest in a fiscal year will be forfeited.

Upon termination without cause or for good reason, which will be defined in an employment agreement, each Executive will be entitled to one year’s base salary.  If the good reason event is a change in control, the executive must be terminated within one year of a change in control to obtain any benefits under such an event.

Item 8.01.

Other Events.

On December 18, 2008, GelTech Solutions, Inc. terminated its Distribution Agreement with Fire-Pro USA Inc.  The entry into this Agreement was previously announced by a press release which was furnished as an exhibit to a Form 8-K under Item 9.01 filed June 11, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GELTECH SOLUTIONS, INC.

By:	/s/ MICHAEL CORDANI
Michael Cordani Chief Executive Officer

Date:  December 29, 2008

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